Exhibit 11
                 Statement Re: Computation of Per Share Earnings
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                                                    Three Months Ended                              Nine months Ended
                                                         July 31,                                       July 31,
                                       ---------------------------------------------------------------------------------------------
                                               2003                   2002                    2003                    2002
                                       ---------------------------------------------------------------------------------------------
(in thousands, except per share data)
                                         Basic     Diluted      Basic      Diluted      Basic      Diluted      Basic      Diluted
                                       ---------------------------------------------------------------------------------------------
Net income (loss)...................   $     331 $      331 $      (651) $    (651)  $     (112) $    (112)  $    (6,503)$   (6,503)

Weighted average shares
     outstanding....................       5,583      5,583       5,583      5,583        5,583      5,583         5,583      5,583

Dilutive effect of stock options....          --         47          --           --         --         --           --         --
                                       ---------------------------------------------------------------------------------------------
                                           5,583      5,630       5,583      5,583        5,583     5,583           5,583     5,583

Earnings (loss) per common share.....  $    0.06 $     0.06 $     (0.12) $    (0.12) $    (0.02) $  (0.02)   $     (1.16)$    (1.16)
                                       =============================================================================================

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